Exhibit 99.1

News Release Contact: Larry Vale Keane Investor Relations Larry_M_Vale@keane.com +1.617.517.1290 Albie Jarvis Porter Novelli/Keane PR +1.617.897.8236 Albie.Jarvis@porternovelli.com

VICTORIA’S TRANSPORT TICKETING AUTHORITY SELECTS KEANE
TO DELIVER US$367 MILLION NEXT-GENERATION TICKETING SYSTEM

Keane Australia Micropayment Consortium (Kamco) to Transform Public Ticketing System with
Micropayment Smartcard Technology

Boston, Mass., USA, July 12, 2005 — Today the State Government of Victoria, Australia, announced that it has named a subsidiary of Keane, Inc. (NYSE: KEA) as the preferred tenderer for a US$367 million deal (based on a conversion of A$494M @ .74285) to deliver an innovative public transit ticketing system for the state of Victoria.  The deal includes two years of development work and ten years of operation and maintenance.

This state-of-the-art micropayment smartcard technology ticketing system will support Victoria’s multi-modal network of 270 railway stations, 480 trams and 1,650 buses that services more than 410 million journeys each year.  The new system is scheduled to go live in 2007, enabling travelers to access all types of public transit using a single micropayment smartcard.  The smartcard is a durable plastic card similar to a pre-paid mobile phone card, and a significant improvement from today’s paper magnetic-stripe tickets.  Passengers will be able to store value on their cards using self-service machines, the telephone or the Internet.  With a simple scan of their card at the turnstile or when boarding a bus or tram, the cost of the ride is automatically deducted.

Keane has established the Keane Australia Micropayment Consortium Pty Ltd (Kamco) to lead the Melbourne-based alliance of four of the world’s leading transport and technology experts to deliver the new ticketing solution to Victoria’s Transport Ticketing Authority (TTA).  Kamco, a wholly owned subsidiary of Keane, Inc., will design, build, implement and support the comprehensive smartcard technology system and related equipment. Kamco’s partners include Keane entities and automatic fare collection specialists Ascom, ERG, and Giesecke & Devrient Australasia (G&D).  Ascom’s portion of this deal is valued at approximately A$124M and ERG’s portion of this deal is approximately A$106M.

 “Keane is committed to being an outstanding business partner with the Transport Ticketing Authority and Victoria Government by creating a collaborative project environment,” said Brian Keane, president and CEO of Keane.  “Central to the new TTA system is a customer focus to provide reliable, convenient and rapid ticketing processes.  We believe that this innovative and repeatable solution will prove relevant to other major international cities looking to address their transit ticketing systems.  We also see the applicability of this smartcard and micropayment technology approach to other industries such as financial services and healthcare systems.”

The TTA procurement process was rigorous, attracting vendors with ticketing systems experience from around the world.   Keane demonstrated deep transit and financial services industry and fare collection experience, strong technology and open systems expertise, and proven leadership in program management to secure the contract through Kamco.  Kamco’s project team members have successfully implemented other smartcard transit solutions in Hong Kong, Taipei, Singapore and Holland.

With management control centralized in Kamco’s Melbourne-based Program Management Office, the company will oversee the entire engagement and its numerous subcontractors, providing a single point of accountability for the TTA, and will operate the mission-critical back-office financial and data processing system.  In addition, Keane will provide application development and integration, business process services and application services through its operations in the United States, Australia, Canada, India and the United Kingdom. By balancing work assignments across a global network of skilled resources, Keane’s global delivery model is designed to allow the TTA to tailor work distribution to match cost, resource, project and risk requirements while meeting Keane’s high-quality delivery standards regardless of where the work is performed.

The solution design is an innovative departure from the traditional model for transit ticketing systems.  The new ticketing system will combine proven, off-the-shelf software (approximately 70 percent) with custom development (approximately 30 percent) in an industry-standard open architecture.  The new system will take advantage of the rich functionality of commercial, plug-and-play applications such as the Microsoft AXAPTA Enterprise Resource Planning (ERP) application, and web services technologies such as .NET.  Keane has demonstrated that using proven applications and technologies provides a highly reliable, easy-to-maintain system where changes can be made without difficulty.  In addition, the use of standard applications eliminates dependency on the software supplier — allowing the Transport Ticketing Authority to choose from an extensive pool of qualified resources to support the system.  The system is built with a services-oriented architecture and open standards and it will have the flexibility to expand the solution in the future.

About Keane

In business since 1965, Keane, Inc. (NYSE: KEA) is a premier business and IT services firm.  Keane delivers Application and Business Process Services to help clients transform their business and IT operations to achieve demonstrable, measurable and sustainable business benefit.  Keane is a trusted advisor and partner for its clients by solving real business issues through the development and implementation of cost-effective, change-oriented, industry-specific solutions.  Specifically, Keane delivers highly synergistic service offerings, including Application Development & Integration, Application Outsourcing and Business Process Outsourcing.  Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines and fostering a culture of accountability through meaningful performance metrics.  Keane, based in Boston, MA USA, delivers its services through an integrated network of regional offices in the United States, Australia, Canada, India and the United Kingdom, and via SEI CMMI Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India.  Information on Keane is available on the Internet at www.keane.com.

Safe Harbor for Forward-Looking Statements:

This press release contains a number of forward-looking statements concerning Keane’s deal with the Transport Ticketing Authority, including Keane’s expectations with respect to the execution of a definitive contract, Keane’s expectations as to the progress of deliverables under that contract, the design of the new ticketing system, and the distribution of work across Keane’s operations. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” “intends,” “projects” and similar expressions) should also be considered to be forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements depending on a number of important factors, including those set forth under the caption “Certain Factors That May Affect Future Results” in Keane’s Quarterly Report on Form 10-Q for the period ended March 31, 2005. Such factors include business conditions generally, the availability of professional staff, the performance of Keane’s subcontractors in connection with the project and various other factors that involve risk and uncertainty. Keane disclaims any intention or obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

# # # #